Exhibit 10.1
SECOND AMENDMENT TO THE
WEATHERFORD INTERNATIONAL LTD.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     This Second Amendment (the “Amendment”) to the Weatherford International Ltd. Supplemental Executive Retirement Plan (the “Plan”), effective January 1, 2010 and as amended to date, is adopted by Weatherford International Ltd., a Swiss joint-stock corporation registered in Switzerland (the “Company”), to be effective as set forth below.
RECITALS
     WHEREAS, Section 18 of the Plan allows the Company to amend the Plan; and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company desires to amend the Plan as set forth herein to allow for the conversion of account balances under the plan into notional share units reflecting the value of the Company’s shares;
     NOW, THEREFORE, the Plan is hereby amended, effective as of April 8, 2010 as follows:
1.	Section 25(b) is hereby amended to read as follows:
     “(b) Upon termination of the Participant’s employment with the Company and all Subsidiaries, for any reason including termination as a result of retirement, death or Disability and whether or not a Change of Control has occurred, the Company shall pay as the Termination Benefit to the Participant at the time specified under Section 5(b) (or Beneficiary, as applicable): (I) a cash amount, no less than zero, that is equal to (A) plus (B) minus (C) where (A) represents the Participant’s Freeze Date SERP Benefit and (B) represents the Participant’s Earnings Adjustment and (C) represents sum of (i) the amount of the Participant’s Retirement Benefit, Termination Benefit, Disability Benefit or Death Benefit, paid or to be paid under the ERP (after giving effect to Section 26(a)) and (ii) the Conversion Amount, if any, as to which a Notional Share Unit Election has been made pursuant to Section 26; and (II) the number of Shares (as defined in Section 26) equal to the Notional Share Units credited to the Participant under Section 26, but reduced for any Shares previously distributed on January 1, 2017 in accordance with this Section 25(b). Notwithstanding any other provision of the Plan, if the date of the Participant’s Separation From Service does not occur before January 1, 2017 and such Participant has made a Notional Share Unit Election, the Company shall pay the Pre-2009 Termination Benefit in Shares to the Participant on January 1, 2017. In such case, the Pre-2009 Termination Benefit shall be the lower of (X) the number of Shares that is equal in value, based upon the closing price of the Shares on the most recent trading day preceding January 1, 2017, to the Converted ERP Amount (as defined in Section 26(a)), and (Y) the number of Shares that is equal to the number of Notional Share Units that were credited on the Election Date corresponding to the Converted ERP Amount. In all cases, only whole number of Shares will be delivered to the Participant with the value of any fractional Shares delivered in cash.”

2.	The first sentence of Section 25(d) is hereby amended to read as follows:
     “(d) For avoidance of doubt, in the case of Participants who have not yet earned any benefit accruals under the Plan as a result of contractual waivers, the Participant’s Freeze Date SERP Benefit shall be deemed to be the Participant’s Retirement Benefit, Termination Benefit, Disability Benefit or Death Benefit, paid or to be paid under the ERP, solely for purposes of the calculations in Sections 25(b), 25(e), and if the Participant makes a Notional Share Unit Election, for purposes of the calculations in Sections 26(a) and (b).”
3.	The first sentence of Section 25(e) is hereby amended to read as follows:
     “(e) Commencing on April 30, 2010 and continuing until the Participant terminates employment with the Company and all Subsidiaries for any reason (including death or Disability), the Participant’s Freeze Date SERP Benefit, shall be credited as of the last day of each calendar month exclusively with earnings in an amount equal to (A) the sum of (i) the Participant’s Freeze Date SERP Benefit plus (ii) any prior earnings credited under this Section 25(e) less (iii) the Conversion Amount, if any, as to which a Notional Share Unit Election shall have been delivered, multiplied by (B) five (5) year LIBOR rate on the last day of each calendar month divided by 12.”
4.	The Plan is hereby amended by adding the following new Section 26:

“Elective Conversion of Adjusted Freeze Date SERP Benefit.
     (a) Anytime, but only once, on or after April 8, 2010 and on or before June 7, 2010, a Participant may make an irrevocable election by delivering to the Company a notice in the form of Exhibit E (“Notional Share Unit Election”) such that (i) the Participant shall be credited with Notional Share Units in accordance with Section 26(b) of the Plan, (ii) the Participant’s cash Termination Benefit under the Plan shall be reduced by the dollar amount (the “Conversion Amount”) reflected in that Notional Share Unit Election (which amount shall be not less than 50% nor more than 100% of the sum of the Participant’s Freeze Date SERP Benefit and the Participant’s Earnings Adjustment), (iii) if the Conversion Amount exceeds the Participant’s Termination Benefit under the Plan the Participant waives all rights to receive any Retirement Benefit, Termination Benefit, Disability Benefit or Death Benefit under the ERP corresponding to the Conversion Amount of the Election, that exceeds such Participant’s Termination Benefit under the Plan (“Converted ERP Amount”) For the avoidance of doubt, a Participant may deliver only one Notional Share Unit Election.
     (b) On the effective date specified in a Participant’s Notional Share Unit Election, but if the Company determines that the specified date would violate the Company’s insider trading policy and/or Regulation BTR promulgated under the Securities Exchange Act of 1934 (“Blackout Restrictions”), then on the first subsequent trading day following the originally specified date, during which the Participant is not subject to the Blackout Restrictions (“Election Date”), the Participant shall be credited with the number of units (“Notional Share Units”) equal to the Conversion Amount of such Notional Share Unit Election divided by the closing price of Shares (as defined in Section 26(c)) reported on the New York Stock Exchange (“NYSE”) on the Election Date or, if the Election Date falls on a date that the Shares are not traded on the NYSE, the next trading day. For the avoidance of doubt, the Election Date may be after June 7, 2010 if the Participant originally specifies an effective date while subject to Blackout Restrictions which continue to apply until June 7, 2010 or later. If the Notional Share Unit Election is delivered on a trading day and before the close of regular trading on the NYSE, the Election Date may be the date the Notional Share Unit Election is delivered or any subsequent date on or before June 7, 2010. If the Notional Share Unit Election is delivered on a non-trading date or after the close of regular trading on the NYSE, the Election Date may be any date after the date of delivery that is on or before June 7, 2010. Notional Share Units will be credited only in whole numbers, with any fractional units being rounded down to the nearest whole number.
     (c) “Shares” means a registered share or shares, par value CHF 1.16 per share, of the Company, or, in the event that the Shares are later changed into or exchanged for a different class of shares or securities of the Company or any other company, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity or organization, that other share or security.
     (d) A Participant (or Beneficiary, as applicable) shall have no rights of a shareholder with respect to any Shares underlying such Notional Share Units until such date as the underlying Shares are issued or delivered to the Participant (or Beneficiary, as applicable). However, in the event of any change in the Shares after the Election Date by reason of any Share dividend or split, reverse split, recapitalization, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company, or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares (including stock dividends) other than regular cash dividends, or any transaction similar to the foregoing, the Company shall make such substitution or adjustment, if any, as it deems to be equitable or appropriate in its sole discretion and without liability to any Participant, as to the number of Notional Share Units of such Participant. In addition, following the payment of a cash dividend by the Company, the Participant will be credited with an additional number of Notional Share Units equal to (A) the cash dividend per Share multiplied by the number of Notional Share Units held by the Participant on the dividend date of record, divided by (B) the closing price of Shares reported on the NYSE on the ex dividend date.
     (e) The delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
     (f) At the request of the Participant, the Company may reduce the number of whole Shares issued to the Participant upon conversion of Notional Share Units to satisfy the tax withholding obligations of the Company or an Affiliate in relation to any federal, state, cantonal, local or similar tax or social security law and, in lieu of the Shares withheld from issuance, the Company shall remit cash to the United States Treasury and/or other applicable governmental authorities, on behalf of the Participant, in the amount of the minimum applicable tax withholding obligation as calculated by the Company.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer, this 8th day of April 2010.

Weatherford International Ltd.
By:	/s/ JOSEPH C. HENRY
Joseph C. Henry, Vice President

Exhibit E—Form of Notional Share Unit Election
Weatherford International Ltd.
Supplemental Executive Retirement Plan
The undersigned is a Participant in the Weatherford International Ltd. Supplemental Executive Retirement Plan (the “Plan”), effective January 1, 2010 and as amended to date. Capitalized terms used herein have the meanings assigned to them in the Plan.
The undersigned is also a Participant in the Weatherford International Ltd. (Bermuda) Nonqualified Executive Retirement Plan (the “ERP”), as amended and restated effective December 31, 2008.
I hereby irrevocably elect under Section 26 of the Plan to convert the following amount to be denominated in Notional Share Units.
[% amount between 50 and 100%] of the sum of my Freeze Date SERP Benefit and Earnings Adjustment
The above amount is the “Conversion Amount” of this Notional Share Unit Election.
I understand that as a result of this voluntary election, my Termination Benefit under the Plan that would be payable in cash based upon the value of my Freeze Date SERP Benefit and Earnings Adjustment shall be reduced by the Conversion Amount pursuant to Section 25(b). Further, if the Conversion Amount exceeds my Termination Benefit under the Plan (adjusted for any prior Elections), I hereby waive all rights to receive any Retirement Benefit, Termination Benefit, Disability Benefit or Death Benefit under the ERP corresponding to the Conversion Amount of this Election, that exceeds my Termination Benefit under the Plan. I further understand that any benefit that I receive in connection with the Conversion Amount will be delivered in Shares of the Company as provided in Section 26 of the Plan at the time that I am entitled to receive a Termination Benefit under the Plan and the value of such Shares may be more or less than the Conversion Amount.
I request that the date specified below (not later than June 7, 2010) be the Election Date for this Notional Share Unit Election. I understand that if I am subject to Blackout Restrictions on such specified date, the Election Date will be the first subsequent trading day following the originally specified date, during which the Company determines that I am not subject to the Blackout Restrictions.
Date:

[Participant’s name]	[Participant’s signature]
NOTE: As soon as practical, the Company will provide you with the number of Notional Share Units that have been credited to you as a result of this Notional Share Unit Election and confirmation of the Election Date.